Exhibit 21

Subsidiaries	State or Country of Incorporation
All subsidiaries are wholly owned except as indicated.
Alliance Gaming Corporation	Nevada
Alliance Holding Company	Nevada
Bally Gaming International, Inc.	Delaware
Bally Gaming, Inc.	Nevada
ACSC Acquisitions, Inc.
Advanced Casino Systems Corporation	Delaware
BGI Acquisition Company	France
Micro Clever Consulting	France
BGI Australia Pty. Limited	Australia
Bally Gaming Africa (Proprietary) Ltd.	South Africa
Bally Gaming de Puerto Rico, Inc.	Puerto Rico
Bally Gaming and Systems, S.A.	Uruguay
Bally Gaming and Systems UK Limited	United Kingdom
Crown Gaming Limited	United Kingdom
Honeyframe Cashmaster Limited	United Kingdom
Bally Gaming Hong Kong Limited	Hong Kong
Bally Gaming International GmbH	Germany
Bally Gaming Macau Limited	Macau
CMP Acquisitions, Inc.	Nevada
Casino Marketplace Development Corporation	Nevada
Data Concepts International, Inc.	Nevada
CMS, LLC	Mississippi
Sierra Design Group	Nevada
Arcade Planet, Inc.	California
APT Games, Inc.	Nevada
Casino Electronics, Inc.	Nevada
Foreign Gaming Ventures, Inc.	Nevada
Louisiana Ventures, Inc.	Nevada
United Gaming Rainbow	Nevada
Rainbow Casino—Vicksburg Partnership, L.P. (a Mississippi limited partnership)
United Native American, Inc.	Nevada
Native American Investment, Inc.	Delaware

There is a limited minority interest holder. For further information see Item 1—”Business—Casino Operations.”